As filed with the Securities and Exchange Commission on October 31, 2008
Registration Statement No. 333-150888

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
T3 MOTION, INC.

(Name of Small Business Issuer in Its Charter).

Delaware	3690	20-4987549

(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)
T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714) 619-3600
(Address and telephone number of principal executive offices and principal place of business)
Ki Nam,
Chief Executive Officer
T3 Motion, Inc.
2990 Airway Avenue, Suite A
Costa Mesa, CA 92626
(714 619-3600)
(Name, address and telephone number of Agent for Service)
Copy to:
Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE
TERMINATION OF PRIMARY OFFERING AND REMOVAL OF SUCH SECURITIES FROM
REGISTRATION
T3 Motion, Inc. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-150888), as amended (the “Registration Statement”), which was declared effective on August 12, 2008. The Registration Statement registered for sale by the Company, 5,000,000 shares of the Company’s common stock and registered for sale by the selling shareholders (the “Selling Shareholders”) identified in the section entitled “Selling Shareholders” in the prospectus forming a part of the Registration Statement, 19,065,940 shares of the Company’s common stock. As of October 31, 2008, the Company had sold 125,000 shares in the offering. 4,875,000 shares that were registered for sale by the Company remained unsold. To the Company’s knowledge, no shares of common stock have been sold by the Selling Shareholders.
In accordance with the undertaking contained in Item 17 of the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the 4,875,000 shares of common stock of the Company remaining unsold under the Registration Statement issuable directly by the Company, and to terminate the offering under the Registration Statement effective as of the date of this Post-Effective Amendment No. 1 with respect to such shares.
This Amendment does not affect the 19,065,940 shares of Company common stock registered on behalf of the Selling Shareholders for which this Registration Statement remains effective.

SIGNATURES

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on October 31, 2008.

T3 MOTION, INC.

/s/ Ki Nam

Ki Nam
Chief Executive Officer and Chairman of the Board
PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Ki Nam Ki Nam	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 31, 2008

/s/ Kelly Anderson Kelly Anderson	Executive Vice President, Chief Financial Officer (Principal Accounting Officer)	October 31, 2008

/s/ David Snowden David Snowden	Director	October 31, 2008

/s/ Steven Healy Steven Healy	Director	October 31, 2008